Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Shell Company Report on Form 20-F (the “Report”) of our report dated November 18, 2025 relating to the consolidated financial statements of Odysseus Holdings Limited and Subsidiary as of 18 September 2025 and for the period from 29 August 2025 (inception) to 18 September 2025 (which includes an explanatory paragraph relating to Odysseus Holdings Limited and Subsidiary’s ability to continue as a going concern), which is contained in the registration statement on Form F-4 (Reg. No. 333-293885) of Odysseus Holdings Limited. We also consent to the reference to us being named “Experts” in the Report.

/s/ WithumSmith+Brown, PC

New York, New York

March 31, 2026